CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectuses and  “Financial Statements” and “Other Service Providers” in the Statements of Additional Information in this Post-Effective Amendment to the Registration Statement of Brandes Investment Trust, and to the incorporation by reference of our report dated November 16, 2007, relating to the financial statements and financial highlights for the Brandes Institutional International Equity Fund and the Separately Managed Account Reserve Trust, each a series of Brandes Investment Trust included in the September 30, 2007 Annual Reports to Shareholders of Brandes Investment Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 28, 2008